As filed with the Securities and Exchange Commission on February 19, 2009

Reg. No. 333-56371

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEVERLY HILLS BANCORP INC.

(Exact name of registrant as specified in its charter)

Delaware	93-1223879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

(818) 223-8084

(Address of Principal Executive Offices)

INCENTIVE STOCK PLAN OF WILSHIRE FINANCIAL SERVICES GROUP INC.

AND

STOCK OPTION AGREEMENTS ISSUED TO OFFICERS AND DIRECTORS

(Full Title of the Plan)

Larry B. Faigin Chief Executive Officer

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

(818) 223-8084

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Alan B. Spatz, Esq.

TroyGould PC

1801 Century Park East, Suite 1600,

Los Angeles, California 90067

Fax: (310) 201-4746

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting ☒

DEREGISTRATION OF SECURITIES

Beverly Hills Bancorp Inc., formerly known as Wilshire Financial Services Group, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 in connection with the Form S-8 Registration Statement No. 333-56371, filed with the SEC on June 9, 1998 (the “Registration Statement”), pursuant to which the Company registered 1,854,167 shares of the common stock of the Company, par value $.01 per share (the “Old Common Stock”), existing prior to the Company’s restructuring and emergence from Chapter 11 bankruptcy in 1999 (the “1999 Restructuring”) for issuance under the Incentive Stock Plan of Wilshire Financial Services Group, Inc. (the “1996 Plan”) and certain stock option agreements with certain officers and directors of the pre-restructuring Company. All options outstanding under the 1996 Plan and the stock option agreements were extinguished in the 1999 Restructuring of the Company, and since the 1999 Restructuring, the Company has treated the 1996 Plan as terminated.

The Company intends to suspend all reporting obligations by filing with the SEC a Form 15. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of the Company’s Old Common Stock covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calabasas, state of California, on this 17th day of February 2009.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on February 17, 2009 in the capacities indicated.

Signature	Title

/s/ Larry B. Faigin Larry B. Faigin	Chief Executive Officer

/s/ Takeo Sasaki Takeo Sasaki	Chief Financial Officer

/s/ Howard Amster Howard Amster	Director

/s/ Stephen P. Glennon Stephen P. Glennon	Director

/s/ Kathleen L. Kellogg Kathleen L. Kellogg	Director

/s/ William D. King William D. King	Director